Exhibit 99.1

Section 2: EX-99.1 (EX-99.1)

STONECASTLE FINANCIAL CORP. ANNOUNCES DISTRIBUTION OF
$0.33 PER SHARE FOR SECOND QUARTER 2015

NEW YORK, New York — May 20, 2015 — (GLOBE NEWSWIRE) -- StoneCastle Financial Corp. (Nasdaq:BANX) (“StoneCastle Financial” or the “Company”), an SEC registered closed-end management investment company, today announced that its Board of Directors has declared a cash distribution of $0.33 per share for the second quarter of 2015. The distribution will be payable on June 29, 2015 to shareholders of record on June 19, 2015.

Disclosures

A portion of the Company’s distributions may include sources other than net investment income, including a return of capital. Investors should understand that a return of capital is not a distribution from income or gains of a Company. As required under the Investment Company Act of 1940, as amended, a notice with the estimated components of the distribution will be sent to shareholders at the time of payment if it does not consist solely of net investment income. The notice should not be used to prepare tax returns as the estimates indicated in the notice may differ from the ultimate federal income tax characterization of distributions. After the end of each calendar year, investors will be sent a Form 1099-DIV informing them how to report distributions received during that year for federal income tax purposes.

The Company intends to file a $150 million mixed use shelf registration statement with the Securities and Exchange Commission (“SEC”). As outlined in its original business plan, the Company stated that it intends to fund future investments through incremental capital raises via a shelf registration, once all currently available capital and its credit facility have been deployed. The Company emphasized that it has no immediate plans to issue securities pursuant to this shelf registration. Upon being declared effective by the SEC, this registration statement will allow the Company to issue various types of securities including common and preferred stock, subscription rights and debt, providing the Company flexibility to access the capital markets more efficiently in the future, raising only the amount of capital needed, and only when needed.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities prior to the effective date of this registration; nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

STONECASTLE FINANCIAL CORP. ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING

NEW YORK, May 20, 2015 (GLOBE NEWSWIRE)—StoneCastle Financial Corp. (NASDAQ: BANX) (“StoneCastle Financial” or the “Company”), an investment company registered with the Securities and Exchange Commission (“SEC”), today announced results of the annual meeting of stockholders of the Company held on May 19, 2015 with respect to the election of directors. It also announced the adjournment of the meeting with respect to Proposal 2, the approval of a plan of reorganization, to June 8, 2015 to permit the continued solicitation of additional votes.

Election of Directors

Messrs. Emil Henry and Joshua Siegel, Class II directors of the Company, who were standing for re-election at the meeting, were elected by stockholders. The current directors of the Company whose terms were not expiring this year and who therefore were not standing for re-election at the meeting remain in office to serve the term for which they were previously elected.

Approval of Agreement and Plan of Reorganization

The meeting has been adjourned until 10:30 a.m. Eastern time on Monday, June 8, 2015 at the Park Central Hotel, 870 7th Avenue at 56th Street, New York, NY 10019 to permit the continued solicitation of additional votes with respect to the approval of an Agreement and Plan of Reorganization, pursuant to which the Company would be reorganized into a newly formed Delaware statutory trust.

The Company encourages stockholders who have not yet voted their shares to do so now in order to reach a quorum and to avoid the cost of further adjournments. The proxy materials received by stockholders contain important information regarding the proposal.

If stockholders have any questions regarding the proposal, or need assistance with voting, they may call Georgeson, the Company’s proxy solicitor, toll free at 888-566-8006 or the Company at 347-887-0324.

Forward-Looking Statements

This press release contains statements that are not historical facts and are forward-looking statements based on current management expectations involving substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Actual future results may differ significantly from those stated in any forward-looking statement, depending on factors such as changes in securities or financial markets or general economic conditions, the volume of sales and purchases of shares of common stock, the continuation of investment advisory, administrative and service contracts, and other risks discussed from time to time in StoneCastle Financial’s filings with the SEC.

About StoneCastle Financial

StoneCastle Financial is an SEC registered non-diversified, closed-end investment company listed on the NASDAQ Global Select Market under the symbol “BANX.” StoneCastle Financial intends to make long-term, passive, non-control investments in community banks seeking capital for organic growth, acquisitions, share repurchases and other refinancing activities. Its investment objective is to provide stockholders with current income and, to a lesser extent, capital appreciation. StoneCastle Financial is managed by StoneCastle Asset Management LLC.

CONTACT:

Investor Contact:

Julie Muraco

347-887-0324

Source: StoneCastle Financial Corp.